                                                                    Exhibit 21.1

                        Subsidiaries of the Registrant



Name of                 State of              Name Under Which
Subsidiary              Incorporation         Subsidiary Operates
----------              -------------         -------------------
GW Services, Inc.       California            GW Services Inc., except for the
                                              state of Texas where DBA is Bottle
                                              Water Vending, Inc. and the State
                                              of Arizona where DBA is Glacier Water, Inc.

Glacier Water Trust I   Delaware              Glacier Water Trust I

GW Services             Delaware
International, Inc.                           GW Services International, Inc.

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